EXHIBIT 99.1


On April 22, 2004, the Registrant issued the following news release:

    "AMERICAN OIL & GAS, INC. SIGNS LETTER OF INTENT TO ACQUIRE INTERESTS IN
                         UNDEVELOPED OIL AND GAS LEASES

DENVER - American Oil and Gas, Inc. (OTC Bulletin Board:AOGI) today announced that, along with Tower Colombia Corporation and North Finn, LLC, the Company has signed a letter of intent to enter into an option agreement which will allow the Company to earn a 50% interest in approximately 90,000 gross undeveloped leasehold acres in Converse County, Wyoming. Tower and North Finn will earn the remaining 50% interest. The option allows earning of the interests through a series of cash payments and drilling commitments. Subject to due diligence, the Company expects to sign a formal purchase and sale agreement on or before June 1, 2004.

The Company has identified multiple exploration opportunities within the identified acreage block.

American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.

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     This report contains forward-looking statements. The Company uses words such as "anticipate", "believe", "expect", "future", "may", "should", "plan", "intend", and similar expressions to identify forward-looking statements. These statements are made only as of the date of this report, and future events may cause them to be less likely to prove to be true. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity."